Exhibit 99.1

Luna Innovations Reports First-Quarter 2021 Results
Reaffirms 2021 Outlook

Highlights
•Total revenues of $26.3 million for the three months ended March 31, 2021, up 53% compared to the three months ended March 31, 2020
•Operating loss of $0.8 million for the three months ended March 31, 2021, versus operating income of $0.4 million for the three months ended March 31, 2020; primarily due to $1.4 million of transaction related costs
•Net loss of $0.3 million for the three months ended March 31, 2021, compared to net loss of $1.1 million, for the three months ended March 31, 2020
•Adjusted EBITDA increased to $2.1 million for the three months ended March 31, 2021, compared to $1.6 million for the three months ended March 31, 2020
•Adjusted EPS of $0.03 for the three months ended March 31, 2021, compared to $0.02 for the three months ended March 31, 2020
•Company reaffirms 2021 outlook

(ROANOKE, VA, May 17, 2021) - Luna Innovations Incorporated (NASDAQ: LUNA), a global leader in advanced optical technology, today announced its financial results for the three months ended March 31, 2021.

"Q1 was a busy quarter for Luna as we continue to build for our future growth,” said Scott Graeff, President and Chief Executive Officer of Luna. "I am proud of the Luna team’s relentless focus on four significant operational and systems implementation projects during the quarter. We implemented organization-wide upgrades to enterprise software, through the implementation of NetSuite and Salesforce.com, all while continuing the integration of the two acquisitions we announced toward the end of last year – OptaSense and New Ridge Technologies. I can characterize this quarter as strong blocking and tackling. And, we did all of this while continuing to grow total revenues, expanding gross margins and growing adjusted EBITDA.”

Graeff continued, “We are at another inflection point of growth, just as we were several years ago. Based on our first-quarter performance and the continued momentum we've seen in the first part of Q2, we are comfortable reaffirming our full-year 2021 financial outlook. As always, we will continue to focus on supporting customers with excellence, delivering strong results for our shareholders, and providing a safe and supportive environment for our employees."

First-Quarter Fiscal 2021 Financial Summary
Highlights of the financial results for the three months ended March 31, 2021 are:

	Three Months Ended March 31,
(in thousands, except share and per share data)	2021	2020	Change
Revenues:
Lightwave	$20,997	$11,554	82%
Luna Labs	5,302	5,587	(5)%
Total revenues	26,299	17,141	53%

Gross profit	13,429	8,364	61%
Gross margin	51%	49%

Operating expense	14,223	7,974	78%
Operating (loss)/income	(794)	390	(304)%
Operating margin	(3)%	2%

Other (expense) income and income tax benefit (expense)	476	(70)	780%

Net loss	$(318)	$(1,116)	72%

Earnings per diluted share (EPS)	$(0.01)	$(0.03)	(67)%
Adjusted EPS	$0.03	$0.02	50%
Diluted weighted average shares outstanding	33,353,456	32,549,487

Adjusted EBITDA	$2,148	$1,580	36%

A reconciliation of Adjusted EPS and Adjusted EBITDA to the nearest comparable GAAP figures can be found in the schedules included in this release.

Lightwave revenues for the three months ended March 31, 2021 increased compared to the prior-year period, due primarily to increased revenues from Luna's sensing and communication test businesses. Luna Labs revenue decreased for the three months ended March 31, 2021, compared to the prior-year period, primarily due to delays caused by COVID-related issues.

Gross margin increased to 51% for the three months ended March 31, 2021, compared to 49% for the three months ended March 31, 2020, driven by increased sales in Luna's Lightwave division. Operating income and margin declined to $(0.8) million and (3)% of total revenues, respectively, for the three months ended March 31, 2021, compared to $0.4 million and 2% of total revenues, respectively, for the three months ended March 31, 2020. The decrease in operating income was primarily due to $0.9 million integration and transaction costs, as well as $0.5 million of amortization of intangible assets and inventory step-up related to Luna's recently completed acquisitions and its continuing portfolio activities.

Net loss was $0.3 million, or $0.01 per fully diluted share, for the three months ended March 31, 2021, compared to a net loss of $1.1 million, or $0.03 per fully diluted share, for the three months ended March 31, 2020. Adjusted EPS was $0.03 for the three months ended March 31, 2021, compared to $0.02 for the three months ended March 31, 2020.

Adjusted EBITDA was $2.1 million for the three months ended March 31, 2021, compared to $1.6 million for the three months ended March 31, 2020. The increase was driven by revenue growth and increased gross profit.

2021 Full-Year Outlook
Luna is reaffirming its full-year guidance:
•Total revenues of $122 million to $127 million
•Adjusted EBITDA of $16 million to $19 million

Adjusted EBITDA is a non-GAAP measure. Luna is not providing an outlook for net income, which is the most directly comparable generally accepted accounting principles ("GAAP") measure to Adjusted EBITDA, because changes in the items that Luna excludes from net income to calculate Adjusted EBITDA, such as share-based compensation, tax expense, and significant non-recurring charges, among other things, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of Luna's routine operating activities.

The outlook above does not include any future acquisitions, divestitures, or unanticipated events.

Non-GAAP Financial Measures
In evaluating the operating performance of its business, Luna’s management considers Adjusted EBITDA, which excludes certain charges and credits that are required by GAAP. Adjusted EBITDA and Adjusted EPS provide useful information to both management and investors by excluding the effect of certain non-cash expenses and items that Luna believes may not be indicative of its operating performance, because either they are unusual and Luna does not expect them to recur in the ordinary course of its business, or they are unrelated to the ongoing operation of the business in the ordinary course. Adjusted EBITDA and Adjusted EPS should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Adjusted EBITDA and Adjusted EPS have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.

Conference Call Information
As previously announced, Luna will conduct an investor conference call at 5:00 pm (ET) today to discuss its financial results for the three months ended March 31, 2021. The investor conference call will be available via live webcast on the Luna website at www.lunainc.com under the tab “Investor Relations.” To participate by telephone, the domestic dial-in number is 844.578.9643 and the international dial-in number is 270.823.1522. The participant access code is 4494192. Investors are advised to dial in at least five minutes prior to the call to register. The webcast will be archived on the company’s website under “Webcasts and Presentations” for 30 days following the conference call.

About Luna
Luna Innovations Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for the aerospace and automotive industries. Luna is organized into two business segments, which work closely together to turn ideas into products: a Lightwave segment and a Luna Labs segment. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

Forward-Looking Statements
The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include Luna's expectations regarding its projected 2021 financial results and outlook and the Company's growth potential. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Luna may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, failure of demand for Luna's products and services to meet expectations, failure of target market to grow and expand, technological and strategic challenges, uncertainties related to the ultimate impact of the COVID-19 pandemic and those risks and uncertainties set forth in Luna’s Form 10-Q for the three months ended March 31, 2021, and Luna's other periodic reports and filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and on Luna’s website at www.lunainc.com. The statements made in this release are based on information available to Luna as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Investor Contact:
Allison Woody
Phone: 540-769-8465
Email: IR@lunainc.com

Luna Innovations Incorporated
Consolidated Balance Sheets
 (in thousands, except share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,794	$15,366
Accounts receivable, net	23,697	24,951
Contract assets	8,328	7,046
Inventory	25,550	23,597
Prepaid expenses and other current assets	5,388	4,509
Total current assets	74,757	75,469
Property and equipment, net	3,329	3,308
Intangible assets, net	19,642	20,109
Goodwill	18,309	18,121
Long-term contract assets	—	471
Operating lease ROU asset	10,820	11,281
Finance lease ROU asset	232	244
Other assets	118	39
Deferred tax asset	1,699	1,960
Total assets	$128,906	$131,002
Liabilities and stockholders’ equity
Liabilities:
Current liabilities:
Current portion of long-term debt obligations	$4,167	$4,167
Accounts payable	4,108	4,393
Accrued liabilities	10,732	12,159
Contract liabilities	6,228	7,095
Current portion of operating lease ROU liability	2,195	2,223
Current portion of finance lease ROU liability	48	48
Total current liabilities	27,478	30,085
Long-term debt obligations	14,781	15,817
Long-term portion of operating lease ROU liability	9,702	10,248
Long-term portion of finance lease ROU liability	184	196
Other long-term liabilities	214	214
Total liabilities	52,359	56,560
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 33,113,774 and 32,724,512 shares issued, 31,392,989 and 31,024,537 shares outstanding at March 31, 2021 and December 31, 2020, respectively	33	33
Treasury stock at cost, 1,720,785 and 1,699,975 shares at March 31, 2021 and December 31, 2020, respectively	(4,991)	(4,789)
Additional paid-in capital	93,905	92,403
Accumulated deficit	(13,275)	(12,957)
Accumulated other comprehensive income/(loss)	875	(248)
Total stockholders’ equity	76,547	74,442
Total liabilities and stockholders’ equity	$128,906	$131,002

Luna Innovations Incorporated
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020

Revenues:
Lightwave	$20,997	$11,554
Luna Labs	5,302	5,587
Total revenues	26,299	17,141
Cost of revenues:
Lightwave	8,771	4,885
Luna Labs	4,099	3,892
Total cost of revenues	12,870	8,777
Gross profit	13,429	8,364
Operating expense:
Selling, general and administrative	11,290	6,377
Research, development and engineering	2,933	1,597
Total operating expense	14,223	7,974
Operating (loss)/income	(794)	390
Other income/(expense):
Investment income	—	59
Other income	—	9
Interest expense	(143)	—
Total other (expense)/income	(143)	68
(Loss)/income from continuing operations before income taxes	(937)	458
Income tax (benefit)/expense	(619)	138
Net (loss)/income from continuing operations	(318)	320
Loss from discontinued operations, net of income tax of $464	—	(1,436)
Net loss	(318)	(1,116)
Preferred stock dividend	—	—
Net loss attributable to common stockholders	$(318)	$(1,116)
Net (loss)/income per share from continuing operations:
Basic	$(0.01)	$0.01
Diluted	$(0.01)	$0.01
Net loss per share from discontinued operations:
Basic	$—	$(0.05)
Diluted	$—	$(0.04)
Net loss per share attributable to common stockholders:
Basic	$(0.01)	$(0.04)
Diluted	$(0.01)	$(0.03)
Weighted average shares:
Basic	31,350,629	30,380,345
Diluted	33,353,456	32,549,487

Luna Innovations Incorporated
Consolidated Statements of Cash Flows (Unaudited)
 (in thousands)

	Three Months Ended March 31,
	2021	2020

Cash flows used in operating activities
Net loss	$(318)	$(1,116)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,231	679
Share-based compensation	657	226
Bad debt expense	—	14
Loss from discontinued operations, net of tax	—	1,436
Deferred taxes	262	(127)
Change in assets and liabilities
Accounts receivable	1,439	737
Contract assets	(729)	111
Inventory	(1,617)	(897)
Other current assets	(847)	(287)
Other long term assets	(80)	—
Accounts payable and accrued expenses	(1,939)	(760)
Contract liabilities	(992)	(318)
Net cash used in operating activities	(2,933)	(302)
Cash flows (used in)/provided by investing activities
Acquisition of property and equipment	(361)	(74)
Intangible property costs	(48)	(91)
Proceeds from sale of discontinued operations	—	600
Net cash (used in)/provided by investing activities	(409)	435
Cash flows (used in)/provided by financing activities
Payments on finance lease obligations	(12)	(13)
Payments of debt obligations	(1,036)	—
Repurchase of common stock	(202)	—
Proceeds from the exercise of options and warrants	845	1,198
Net cash (used in)/provided by financing activities	(405)	1,185
Effect of exchange rate changes on cash and cash equivalents	(3,747)	1,318
Effect of exchange rate changes on cash and cash equivalents	175	—
Cash and cash equivalents-beginning of period	15,366	25,006
Cash and cash equivalents-end of period	$11,794	$26,324

Luna Innovations Incorporated
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
 (in thousands)

	Three Months Ended March 31,
	2021	2020

Net loss	$(318)	$(1,116)
Loss from discontinued operations, net of income taxes	—	(1,436)
Net income from continuing operations	(318)	320
Interest expense	143	—
Investment income	—	(59)
Income tax (benefit)/expense	(619)	138
Depreciation and amortization	1,231	679
EBITDA	437	1,078
Share-based compensation	657	502
Integration and transaction expense	886	—
Amortization of inventory step-up	168	—
Adjusted EBITDA	$2,148	$1,580

Luna Innovations Incorporated
Reconciliation of Net Income to Adjusted EPS
(in thousands)

	Three months ended March 31,
	2021	2020

Net loss	$(318)	(1,116)
Loss from discontinued operations, net of income taxes	—	(1,436)
Net (loss)/income from continuing operations	(318)	320
Share-based compensation	657	502
Integration and deal expense	886	—
Amortization of inventory step-up	168	—
Income tax effect on adjustments	(428)	(126)
Adjusted income from continuing operations	$965	$696

Adjusted EPS	$0.03	$0.02

Adjusted weighted average shares (in thousands):
Diluted	33,353	32,549
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